                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

             Information to be Included in Statements Filed Pursuant
           to Rules 13d-1(b) (c) and (d) and Amendments thereto Filed
                            Pursuant to Rule 13d-2(b)

                               (Amendment No. 2 )*

                         WORLDPORT COMMUNICATIONS, INC.
          ------------------------------------------------------------
                                (Name of issuer)


                    Common Stock, par value $0.0001 per share
          ------------------------------------------------------------
                         (Title of class of securities)

                                    98155J105

                     ---------------------------------------
                                 (CUSIP number)


                                December 31, 2001
         --------------------------------------------------------------
            (Dates of Events which Require Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which the Schedule is filed

[_] Rule 13d-1(b)

[X] Rule 13d-1(c)

[_] Rule 13d-1(d)

-------------------                                          ------------------
CUSIP No. 98155J105                                          Page 2 of 14 Pages
-------------------                                          ------------------
                                  SCHEDULE 13G

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO.OF ABOVE PERSONS (ENTITIES ONLY)
      J O Hambro Capital Management Limited
      No IRS Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      England
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             6,821,319
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          6,821,319
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      6,821,319
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      17.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IA,CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                    ------------------
  CUSIP No. 98155J105                                       Page 3 of 14 Pages
------------------------                                    ------------------
                                  SCHEDULE 13G

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      J O Hambro Capital Management Group Limited
      No IRS Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION

 4    England
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             6,821,319
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          6,821,319
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      6,821,319
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      17.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
     HC,CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                        ------------------
CUSIP No. 98155J105                                         Page 4 of 14 Pages
---------------------                                       ------------------
                                  SCHEDULE 13G

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      American Opportunity Trust plc
      No IRS Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      England

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             750,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          750,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      750,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10
                                                                     [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      2.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IV,CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                     ------------------
  CUSIP No.98155J105                                        Page 5 of 14 Pages
-----------------------                                     ------------------

                                  SCHEDULE 13G

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      Christopher Harwood Bernard Mills
      No IRS Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION

 4    England
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             6,821,319
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          6,821,319
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      6,821,319
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      17.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                     ------------------
  CUSIP No.98155j105                                        Page 6 of 14 Pages
-----------------------                                     ------------------
                                  SCHEDULE 13G

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      The Trident North Atlantic Fund
      No IRS Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Cayman Islands
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             1,015,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,015,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,015,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      2.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IV,CO
------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                              ------------------------
  CUSIP No. 98155J105                                   Page 7 of 14 Pages
-------------------------                             ------------------------

                                  SCHEDULE 13G

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      The Trident European Fund
      No IRS Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Cayman Islands
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             1,051,500
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,051,500
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,051,500
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      2.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IV, CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                              ------------------------
  CUSIP No. 98155J105                                   Page 8 of 14 Pages
-------------------------                             ------------------------

                                  SCHEDULE 13G

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      Oryx International Growth Fund Limited
      No IRS Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Guernsey (Channel Islands)
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             625,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          625,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      625,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      1.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IV, CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                              ------------------------
  CUSIP No. 98155J105                                   Page 9 of 14 Pages
-------------------------                             ------------------------

                                  SCHEDULE 13G

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      Consulta (Channel Islands) Limited
      No IRS Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Guernsey (Channel Islands)
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             625,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          625,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      625,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      1.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IA, CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               AMENDMENT NO. 2 TO
                            STATEMENT ON SCHEDULE 13G
                            -------------------------

         This Amendment No. 2 to Statement on Schedule 13G (the "Amendment") amends Items 2(a) and 4 of Amendment No. 1 to Statement on Schedule 13G (the "Schedule 13G") filed on June 14, 2001 with the Securities and Exchange Commission (the "SEC") by certain of the Filing Parties (defined below).

Item 1(a).    Name of Issuer:
              --------------

         Worldport Communications, Inc. (the "Company")

Item 1(b).    Address of Issuer's Principal Executive Offices:
              -----------------------------------------------

         1825 Barrett Lakes Blvd.
         Suite 100
         Kennesaw, Georgia 30144

Item 2(a).    Name of Person Filing.
              ---------------------

         This Amendment is filed on behalf of the following eight parties, who are collectively referred to as the "Filing Parties":

1. J O Hambro Capital Management Group Limited ("J O Hambro Group"), formerly named J O Hambro Capital Management (Holdings) Limited, is a corporation organized under the laws of England with its principal office and business at Ryder Court, 14 Ryder Street, London SW1Y 6QB England. J O Hambro Group functions as the ultimate holding company for J O Hambro Capital Management Limited.

2. J O Hambro Capital Management Limited ("J O Hambro Capital Management"), formerly named J O Hambro & Partners Limited, is a corporation organized under the laws of England with its principal office and business at Ryder Court, 14 Ryder Street, London SW1Y 6QB England. J O Hambro Capital Management is principally engaged in the business of investment management and advising. It serves as co-investment adviser to American Opportunity Trust and as investment adviser to Oryx, Trident North Atlantic Fund, and Trident European Fund, as well as to private clients.

3. Christopher Harwood Bernard Mills is a British citizen whose business address is Ryder Court, 14 Ryder Street, London SW1Y 6QB England. His principal employment includes service as a director of J O Hambro Capital Management, Trident North Atlantic Fund, and Oryx and as co-investment adviser to American Opportunity Trust.

4. American Opportunity Trust plc ("American Opportunity Trust"), formerly named Leveraged Opportunity Trust plc, is a corporation organized under the laws of England with its principal office and business at Ryder Court, 14 Ryder Street, London SW1Y

       6QB England. American Opportunity Trust is a publicly-held investment trust company. Christopher Harwood Bernard Mills and J O Hambro Capital Management serve as co-investment advisers to American Opportunity Trust.

5. Oryx International Growth Fund Limited ("Oryx") is a corporation organized under the laws of the Island of Guernsey with its principal office and business at Bermuda House, St. Julian's Avenue, St. Peter Port, Guernsey. Oryx is a closed-end investment company. J O Hambro Capital Management serves as investment adviser to Oryx and Consulta serves as investment manager to Oryx.

6. Consulta (Channel Islands) Limited ("Consulta") is a corporation organized under the laws of the Island of Guernsey with its principal office and business at Bermuda House, St. Julian's Avenue, St. Peter Port, Guernsey. Consulta is principally engaged in the business of investment management and advising and serving as investment manager to Oryx.

7. The Trident North Atlantic Fund ("Trident North Atlantic") is an open-ended investment company incorporated in the Cayman Islands with its principal office and business at P.O. Box 309 Ugland House, George Town, Grand Cayman, Cayman Islands. Trident North Atlantic is a publicly-held regulated mutual fund. Christopher Harwood Bernard Mills serves as a director of Trident North Atlantic and J O Hambro Capital Management serves as an investment adviser to Trident North Atlantic.

8. The Trident European Fund ("Trident European") is an open-ended investment company incorporated in the Cayman Islands with its principal office and business at P.O. Box 309 Ugland House, George Town, Grand Cayman, Cayman Islands. Trident European is a publicly-held regulated mutual fund. J O Hambro Capital Management serves as an investment adviser to Trident European.

Item 2(b).    Address of Principal Business Office or, if None, Residence:
              -----------------------------------------------------------

       The principal business address of the Filing Parties is c/o J O Hambro Capital Management Limited, Ryder Court, 14 Ryder Street, London SW1Y 6QB England.

Item 2(c).    Citizenship:
              -----------

       England

Item 2(d).    Title of Class of Securities:
              ----------------------------

       Common Stock, par value $0.0001 per share

Item 2(e).   CUSIP Number:
             ------------

       98155J105

Item 3.      If the statement is filed pursuant to Rules 13d-1(b) or 13d-2(b),
             -----------------------------------------------------------------
             check whether the person filing is a:
             -------------------------------------

       Not Applicable.

Item 4.      Ownership.
             ---------

       The aggregate number and percentage of the outstanding Common Stock of the Company beneficially owned by each of the Filing Parties are as follows:

                                                   Number                    Number of
                                                 of Shares:                 Shares: Sole
                                 Aggregate          Sole       Number of     or Shared
                                 Number of        Power to  Shares: Shared    Power to      Approximate
        Filing Party              Shares:           Vote     Power to Vote     Dispose      Percentage*
-----------------------------------------------------------------------------------------------------------
J O Hambro Group                  6,821,319          0        6,821,319       6,821,319        17.9%

J O Hambro Capital Management     6,821,319          0        6,821,319       6,821,319        17.9%

Christopher H.B. Mills            6,821,319          0        6,821,319       6,821,319        17.9%

American Opportunity Trust          750,000          0          750,000         750,000         2.0%

Oryx                                625,000          0          625,000         625,000         1.6%

Consulta                            625,000          0          625,000         625,000         1.6%

Trident North Atlantic            1,015,000          0        1,015,000       1,015,000         2.7%

Trident European                  1,051,500          0        1,051,500       1,051,500         2.8%


-----------------------------------------------------------------------------------------------------------

         * Based on 38,087,252 shares of Common Stock outstanding as of November 13, 2001, which is based on information reported in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2001.

Item 5.      Ownership of Five Percent or Less of a Class:
             ---------------------------------------------

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

Item 6.      Ownership of More than Five Percent on Behalf of Another Person:
             -----------------------------------------------------------------

       As co-investment advisers to American Opportunity Trust, Christopher Harwood Bernard Mills and J O Hambro Capital Management share the right to transfer and vote the shares of Common Stock of the Company pursuant to an agreement dated as of January 7, 1993 between American Opportunity Trust and J O Hambro Capital Management.

       As investment manager for Oryx, Consulta has the right to transfer and vote the shares of Common Stock of the Company pursuant to an agreement dated as of February 16, 1995 between Oryx and Consulta. As investment adviser to Oryx, J O Hambro Capital Management has the right to transfer the shares of Common Stock of the Company pursuant to an agreement dated as of February 16, 1995 between J O Hambro Capital Management and Consulta.

       As investment manager for certain of its private clients, J O Hambro Capital Management has the right to transfer and vote the shares of Common Stock of the Company pursuant to either agreements or arrangements entered into with such private clients.

Item 7.      Identification and Classification of the Subsidiary Which Acquired
             ------------------------------------------------------------------
             the Security Being Reported on by the Parent Holding Company:
             ------------------------------------------------------------

       Not Applicable.

Item 8.      Identification and Classification of Members of the Group:
             ---------------------------------------------------------

       See Item 2(a).

Item 9.      Notice of Dissolution of Group:
             ------------------------------

       Not Applicable.

Item 10.     Certification:
             -------------

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2002

                                     J O HAMBRO CAPITAL MANAGEMENT LIMITED



                                        By:  /s/ Graham Warner
                                            -----------------------------
                                        Name:    Graham Warner
                                        Title:   Finance Director
                                        Executed on behalf of the parties hereto
                                        pursuant to the Joint Filing Agreement,
                                        as previously filed.